Exhibit 10.6


                                   TARI, INC.
                                1102 Wolfe Avenue
                          Vancouver, British Columbia
                                     Canada



July 24, 2006

Mr. Kim Drossulis,
1632 Sprucemont Street
Sparks, Nevada 89434

Dear Sir:

Re: SP Project, Storey County - Mineral Claims Lease

We hereby confirm our agreement to amend our Lease Agreement dated effective May 15, 2001, as amended, by replacing paragraph G of the original agreement with the following:

"G. Schedule of Minimum Payments The Lessee shall pay to the Lessor minimum payments, which shall be advance payments of the Royalty, of US$2,000 upon execution of this lease. The Lessee may extend this lease upon payment of the following:

I Pay Lessor an additional US$20,000 immediately upon execution of this amendment and

2. Each annual payment thereafter shall be US$50,000 plus an annual increase or decrease equivalent to the rate of inflation designated by the Consumer's Price Index for that year with execution year as base year. Each such payment shall be made by January 9 of each successive year of the lease."

If the foregoing accurately sets forth your understanding of our agreement, kindly sign this Agreement where indicated below, which will then form a binding agreement between us, subject only to the terms and conditions aforesaid.


Yours truly, TARI, INC.


PER:                               Agreed and accepted on July 24, 2006

                                   /s/ Kim Drossulis
                                   --------------------------------
THEODORE TSAGKARIS                 Kim Drossulis
C.E.O.